Exhibit 99.1

UTSTARCOM COMPLETES ACQUISITION OF SELECTED ASSETS OF
AUDIOVOX COMMUNICATIONS CORPORATION

UTStarcom Expects More Than $250 Million in Revenue from Acquisition in Q4 2004

ALAMEDA, Calif., November 1, 2004 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP access networking and services, today announced that it has completed the acquisition of selected assets of Audiovox Communications Corporation (ACC), the wireless handset division of Audiovox Corporation (Nasdaq: VOXX).

“Audiovox is an integral part of our strategy to become a full-solutions provider of wireless telecommunication equipment worldwide,” said Hong Lu, president and chief executive officer of UTStarcom. “The Audiovox acquisition provides us with a market-proven CDMA handset brand, a tremendous sales, service, and support platform and existing customer relationships with top-tier carriers in both North and South America, all of which makes UTStarcom well-positioned for entry into the global CDMA market.”

“In addition, we plan to retain and expand all existing Audiovox supplier relationships, as well as introduce our own complementary CDMA handset designs into the Audiovox sales channel,” Lu continued. “I believe that we will be able to leverage the operating efficiencies and cost advantages of our existing, high-volume PAS handset manufacturing in China to drive revenues and profitability for our new handsets.”

Under the terms of the agreement, UTStarcom now owns select assets and liabilities of ACC and has taken on ACC’s workforce of approximately 250 employees. The purchase price for such assets and liabilities was approximately $165.1 million.

“Teams from both companies have been working very hard on integration roadmaps for a smooth assimilation of Audiovox into the UTStarcom family,” said Philip Christopher, former chief executive officer of ACC and the new president and chief executive officer of UTStarcom Personal Communications

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

LLC based in Hauppauge, New York. “Our objective is to maintain and expand present supply agreements and complement our product line with low cost handsets to be manufactured in China.  Executives from major US carriers have already visited UTStarcom’s manufacturing operations in China and have been very pleased with what they observed.”

Audiovox Expands UTStarcom’s Global Carrier Customer Base

Leveraging carrier relationships that span more than 20 years, Audiovox has become a leading wireless handset provider to Tier 1 operators in the US, Canada, and South America, including Verizon Wireless, Sprint PCS, ALLTEL, US Cellular, Bell Mobility, Telus, BellSouth International, Telefonica, Virgin Mobile, MetroPCS, and others. ACC is the only handset provider to sell to every CDMA carrier in North America, and one of the largest CDMA handset providers in Canada. By combining ACC’s channel assets with UTStarcom’s existing high-volume handset infrastructure, the company can realize significant economies of scale from manufacturing, component sourcing, and development, for increased profitability.

Another key asset of the acquisition is ACC’s post-sales service and support infrastructure. With facilities in New York, California, and Canada, the service and support infrastructure provides responsive, turnkey customer service tailored to the needs of the most demanding CDMA operators.

About UTStarcom, Inc.

UTStarcom is a global leader in IP access networking solutions and international service and support.  The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world.  UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, the anticipated benefits of the purchase of assets from Audiovox, the anticipated ability to leverage operating efficiencies and cost advantages of the Company’s existing PAS handset manufacturing in China to drive revenues and profitability, anticipated regulatory approvals for new handset models, and the anticipated ability to realize significant economies of scale are forward-looking in nature and subject to the risks and uncertainties that may cause actual results to differ materially. These factors include rapidly changing technology, the changing nature of telecommunications, cancellations of key partnerships and alliances, changing governmental regulatory requirements, the direction of future research and development efforts, evolving product and applications standards, general demand for and acceptance of the Company’s products, and other uncertainties. The Company also refers readers to the risk factors identified in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 748-8200, x213

stephanie@engagepr.com